DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-102038
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-102038
Ladies and Gentlemen:

     On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated August 31, 2003 to the Partnership's final prospectus dated March 27, 2003.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                   August 2003

The redemption value for Citigroup Diversified Futures Fund L.P. was $916.68 per unit at the end of August, up 2.1% for the month.

International financial markets in the Asia/Pacific region provided profitable trading opportunities for the Fund's futures managers in August. While these markets moved on indications of improved economic conditions, the U.S. and European markets continued their side-ways direction reflecting regional uncertainty and resulting in slight negative returns for positions in those regional markets.

Japanese financial markets proved the most influential in August. Indications of improved economic prospects in Japan and its possible carry-over effect to other regional markets led investors to sell Japanese government bonds and seek higher returns from the local stock market. The decline in bond prices and the coincident rise in Nikkei, Hang Seng and Taiwan stock indices were all positive for the Fund. Offsetting the gains in the Asian stock index and interest rate futures positions were losses in Japanese yen trading which reversed prior declining trends and recovered against the U.S. dollar.

Additional profits were gained in the energy markets as U.S. demand pressured short-term supplies and moved prices to new highs. Long positions in crude oil were a positive contributor to the Fund as prices remained above $30 a barrel. While gold positions provided positive returns, positions in zinc detracted from those gains. Other commodity markets, specifically grains, metals, and softs had minor losses as markets sought direction.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.


Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                            For the Period August 1,
                             Through August 31, 2003

                                                       Percent
                                                     of Average
                                                     Net Assets

Realized losses from trading           $(3,320,304)     (2.07)%
Change in unrealized gains/losses
     from trading                        7,642,996       4.77
                                       -----------      -----
                                         4,322,692       2.70
Less, Brokerage commissions
     and clearing fees ($24,596)           832,598       0.52
                                       -----------      -----
Net realized and unrealized gains        3,490,094       2.18
Interest Income                             98,731       0.06
                                       -----------      -----
                                         3,588,825       2.24
Less, Expenses:
     Management fees                       277,113       0.17
     Other expenses                         13,044       0.01
                                       -----------      -----
                                           290,157       0.18
                                       -----------      -----
Net Income                               3,298,668       2.06%
                                                        =====

Additions G.P. ( 445.3351 L.P. units
at July 31, 2003 net asset
value per unit of $898.20)                 400,000

Additions L.P. ( 43,299.9332 L.P. units
at July 31, 2003 net asset
value per unit of $898.20)              38,892,000

Redemptions ( 313.4523 L.P. units
at August 31, 2003 net asset
value per unit of $916.68)                (287,336)
                                       -----------
Increase in net assets                  42,303,332
Net assets July 31, 2003  (Note 1)     119,684,490
                                       -----------
Net assets August 31, 2003            $161,987,822
                                       ===========

Net Asset Value per unit
  ($161,987,822 / 177,350.9341 Units)      $913.37
                                            ======

Redemption value per unit  (Note 1)         $916.68
                                             ======


Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $916.68.

The net asset value per unit of $913.37 is reflective of charging offering expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By:
    /s/ Daniel R. McAuliffe, Jr.
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director

   Citigroup Managed Futures LLC
   General Partner, Citigroup
   Diversified Futures Fund L.P.